                                 Exhibit 11.1

                 PREMIERE TECHNOLOGIES, INC. AND SUBSIDIARIES
                STATEMENT RE COMPUTATION OF EARNINGS PER SHARE
              FOR THE YEAR ENDED DECEMBER 31, 1994, 1995 AND 1996
                                (in thousands)

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
                                                                               Year Ended
                                                        ---------------------------------------------------------
                                                           December 31,          December 31,       December 31,
                                                            1994(1)(2)               1995             1996(2)
                                                        --------------------     ------------      -------------
PRIMARY (3)
Earnings applicable to common stock:
     Net income                                             $          -               $  4,924         $   3,016
     Preferred dividends(3)                                            -                   (308)              (29)
     Interest income (4)                                               -                    489                 0
                                                            -------------              --------         ---------
     Net income applicable to common stock                  $          -               $  5,105         $   2,987
                                                            =============              ========         =========
Weighted average shares outstanding for primary:
     Weighted average shares outstanding                               -                 13,021            27,223
     Other shares upon assumed exercise of stock
         options and warrants, net (5)                                 -                 11,547             1,578
                                                            -------------              --------         ---------

     Weighted average shares                                           -                 24,568            28,801
                                                            =============              ========         =========
Primary net income (loss) per share                         $          -               $   0.21         $    0.10
                                                            =============              ========         =========

FULLY DILUTED
Earnings applicable to common stock:
    Net income                                              $          -               $  4,924         $      -
    Interest expense from preferred shares                             -                    658                -
                                                            -------------              --------         ---------
    Net income applicable to common stock                   $          -               $  5,582         $      -
                                                            =============              ========         =========

Weighted average shares outstanding for fully diluted:
     Weighted average shares outstanding                               -                 13,021                -
     Other shares upon assumed exercise of stock
         options and warrants, net (5)                                 -                 11,547                -
     Convertible preferred                                             -                  3,096                -
                                                            -------------              --------         ---------
     Weighted average shares                                           -                 27,664                -
                                                            =============              ========         =========

Fully diluted net income per share                                     -               $   0.20         $      -
                                                            =============              ========         =========


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(1) For the year ended December 31,1994, earnings per share was not calculated under the modified treasury stock method as the results were antidilutive. Accordingly, basic earnings per share was used for the year ended December 31, 1994.
(2) Fully diluted net income per share is anti-dilutive. Accordingly, fully diluted net income per share is not presented.
(3) Dividends on cumulative convertible preferred stock are deducted to arrive at net income applicable to common stock as the preferred stock is not a common stock equivalent and is therefore not considered as if converted for primary earnings per share.
(4) Reflects adjustment to interest expense, net of related income tax effect, on excess proceeds due to 20% limitation on assumed acquisition of shares under the modified treasury stock method. Assumed proceeds from stock options include an income tax benefit as the options are not qualified options under the Internal Revenue Code.
(5) Options and warrants are assumed exercised using the modified treasury stock method, except where the effect is anti-dilutive.